Execution Version

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	ADMA BIOLOGICS, INC., a Delaware corporation
Number of Shares:	1,360,000
Type/Series of Stock:	Common stock, $0.0001 par value per share (“Common Stock”)
Exercise Price:	A per share dollar amount equal to (i) $2.85 (the “Base Amount”) multiplied by (ii) 1.15, subject to adjustment as set forth in Section 2 hereof.
Issue Date:	February 11, 2019.
Expiration Date:	February 11, 2029. See also Section 6.1(b).
Credit Agreement:	This Warrant to Purchase Common Stock (“Warrant”) is issued in connection with that certain Credit Agreement and Guarantee dated as of February 11, 2019 (the “Credit Agreement”) among the Lenders from time to time party thereto, the Company, certain Subsidiaries of the Company from time to time party thereto, and Perceptive Credit Holdings II, LP, as Administrative Agent for the Lenders.

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, Perceptive Credit Holdings II, LP (“Initial Holder” and, together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of Common Stock (the “Class”) of ADMA Biologics, Inc. (the “Company”) at the above-stated Exercise Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

Unless otherwise defined, capitalized terms used herein have the meanings set forth in the Credit Agreement, as in effect on the date hereof.

SECTION 1.      EXERCISE.

1.1              Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Exercise Price for the Shares being purchased.

1.2              Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Exercise Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X =	the number of Shares to be issued to the Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Exercise Price);

A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and 1

B =	the Exercise Price.

1.3              Fair Market Value. If the Company’s Common Stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class is Common Stock, the fair market value of a Share shall be the closing price or last sale price of a share of Common Stock reported for the Business Day (as defined below) immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s Common Stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment, subject to Section 6.12(a) below.

1.4              Delivery of Certificate and New Warrant. Within four (4) Business Days after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor and having the same terms as set forth herein (as in effect at such time) representing the Shares remaining to be issued upon further exercise hereof.

1.5              Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of a customary indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within four (4) Business Days, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount and having the same terms as set forth herein (as in effect at such time).

1.6              Treatment of Warrant Upon Acquisition of Company.

(a)                Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of the Company (ii) any merger or consolidation of the Company into or with another Person (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Company stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power other than (x) open market sales or (y) any distribution by a stockholder of its share to its partners, stockholders or stakeholders.

(b)               Treatment of Warrant at Acquisition. In the event of an Acquisition prior to the Expiration Date in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities (as defined below) or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), unless the Holder otherwise notifies the Company in writing this Warrant shall automatically and without need of any action or notice by the Holder or any other Person be deemed to have been exercised in full pursuant to Section 1.2 on the date immediately preceding the date the Cash/Public Acquisition is consummated.

(c)                The Company shall provide Holder with prior written notice of any Cash/Public Acquisition (together with such reasonable information as Holder may reasonably request regarding the Cash/Public Acquisition or the treatment of this Warrant in connection with such contemplated Cash/Public Acquisition giving rise to such notice), which notice shall be delivered to Holder not less than seven (7) Business Days prior to the closing of the proposed Cash/Public Acquisition. Not less than two (2) Business Days prior to the consummation of any Cash/Public Acquisition the Company shall notify the Holder in writing (and in reasonable detail) of the number of Shares (or such other securities) that will be issued to the Holder, assuming exercise of this Warrant in full in connection with such Cash/Public Acquisition.

(d)               Upon the closing of any Acquisition other than a Cash/Public Acquisition defined above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(e)                As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded on a Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition to the extent such restrictions may be lifted at such time under the applicable federal or state securities laws, rules or regulations.

1.7              Automatic Cashless Exercise. To the extent this Warrant has not been exercised in full by the Holder prior to the Expiration Date, any portion of this Warrant that remains unexercised on such date shall be deemed to have been exercised automatically pursuant to Section 1.2 hereof, in whole (and not in part), on the Business Day immediately preceding the Expiration Date; provided that, notwithstanding the foregoing, unless the Holder otherwise elects in writing, no such automatic exercise shall occur in the event that the fair market value on the trading day immediately preceding the Expiration Date is less than the Exercise Price.

SECTION 2.      ADJUSTMENTS TO THE SHARES AND EXERCISE PRICE.

2.1              Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in Common Stock or other securities or property (including cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Exercise Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2              Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3              Adjustments to Base Amount. After the Issue Date, in the event an Adjustment Event (defined below) occurs and, as a result thereof, either the Equity Raise Base Amount or the FDA Response Base Amount (each as defined below) is less than $2.85,  then the Base Amount first set forth above in the description of Exercise Price (the “Initial Base Amount”) will be reduced, for all purposes hereof, to such lesser amount; provided that, in the event Adjustment Events occur that lead to both an Equity Raise Base Amount and a FDA Response Base Amount that are less than the Initial Base Amount, then the Initial Base Amount will be reduced to the lowest of the Equity Raise Base Amount and the FDA Response Base Amount, as the case may be. For purposes of this Section 2.3, the terms capitalized herein shall have the meanings defined below:

“Adjustment Event” means any event or occurrence on or before March 31, 2019 of the type described in either the definition of “Equity Raise Base Amount” or “FDA Response Base Amount” that would give rise to a reduction of the Initial Base Amount as provided in Section 2.3. For purposes of clarity, no “Adjustment Event” shall occur after March 31, 2019.

“Equity Raise Base Amount” means, in the event that, at any time after the Issuance Date and on or prior to March 31, 2019, the Company issues shares of its Common Stock or any other securities or equity interests exercisable for or convertible into Common Stock, the per share amount or valuation (calculated on a fully-diluted, as-if-exercised or converted basis), as applicable, of such Common Stock as of the date of such issuance.

“FDA Response Base Amount” means the ten-day VWAP for the Company’s Common Stock immediately following the Company’s public announcement, in the event such announcement occurs on or prior to March 31, 2019, concerning the United States Food and Drug Administration classification of the Company’s January 4, 2019 response to the Complete Response Letter received for BIVIGAM® on December 19, 2018.

“VWAP” means, with respect to the Company’s Common Stock, as of any day or period of days (as the case may be), the volume weighted average sale price in the principal United States exchange or market (including NASDAQ and the OTC Bulletin Board), if any, on which such Common Stock is quoted or available for trading, as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service reasonably acceptable to the Holder (collectively, “Bloomberg”) or, if no volume weighted average sale price is reported for such Common Stock by Bloomberg, then the last closing trade price of such Common Stock as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such Common Stock that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or on the OTC Bulletin Board (or any successor thereof) or in the “pink sheets” (or any successor thereof) by the OTC Markets Group, Inc.; provided, that if VWAP cannot be calculated for such Common Stock on such date in the manner provided above (whether because the Common Stock is not publicly traded, no sale or trade price is available, or otherwise), the VWAP shall be the fair market value (as determined in accordance with Section 1.3 above).

2.4              No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Exercise Price.

2.5              Notice/Certificate as to Adjustments. The Company shall provide the Holder with prompt prior written notice of any adjustment event. Upon giving effect to any adjustment of the Exercise Price, Class and/or number of Shares, the Company, at the Company’s expense, shall, not later than four (4) Business Days following the occurrence of such event, notify the Holder in writing, which notice shall set forth (in reasonable detail) the reason for and effect of the adjustments to the Exercise Price, Class and/or number of Shares, as the case may be, and the facts upon which such adjustment is based. Such written notification shall include a certificate of the Company’s Chief Financial Officer, including computations of such adjustment and the Exercise Price, Class and number of Shares in effect upon the date of such adjustment.

SECTION 3.      REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1              Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a)                All Shares which may be issued upon the proper exercise of this Warrant in accordance with the terms contained herein shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any Liens except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, Common Stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Shares into Common Stock or such other securities.

3.2              Notice of Certain Events. If the Company proposes at any time to:

(a)                declare any dividend or distribution upon the outstanding shares of common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b)               offer for subscription or sale pro rata to the holders of the outstanding shares of the Company’s common stock (other than pursuant to contractual pre-emptive rights);

(c)               effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of common stock; or

(d)               effect an Acquisition or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall give Holder:

(1)               at least seven (7) Business Days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above;

(2)               in the case of the matters referred to in (c) and (d) above at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).

In the case of any matters referred to in (a), (b), (c) or (d) above, the Company will also provide information reasonably requested by Holder in respect of any such matter, including information that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

Provided the Company remains subject to the reporting obligations of the Exchange Act, the notice provisions set forth in this Section 3.2 shall terminate at such time as the Company no longer has substantially similar notice obligations under any other warrant, option or similar instrument or agreement thereto.

SECTION 4.      REPRESENTATIONS, WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1              Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a current view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2              Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3              Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4              Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5              The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6              No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant.

SECTION 5.      REGISTRATION RIGHTS AND COVENANTS OF THE COMPANY.

5.1              Registration. In the event that the Company files a registration statement (a “Registration Statement”) with the Securities and Exchange Commission covering the sale of its shares of Common Stock (other than a registration statement on Form S-4 or S-8, or on another form, or in another context, in which such “piggyback” registration would be inappropriate), then, with respect to any or all Shares which have been issued upon exercise hereof, Holder shall have the right to require the Company to register the resale of the Shares on such Registration Statement to the extent the Company does not maintain an effective registration statement for the Shares. Notwithstanding the foregoing, the registration rights contained in this Section 5.1 shall not be effective more than seven (7) years from the effective date of the Registration Statement in accordance with FINRA Rule 5110(f) (2)(G)(v).

5.2              Suspension. The Company may by written notice to Holder immediately suspend the use of any resale prospectus for a period not to exceed 60 consecutive days in any one instance or 120 calendar days in total, in either case in any 12-month period (each, a “Suspension Period”) at any time that (i) the Company becomes engaged in a business activity or negotiation or any other event has occurred or is anticipated which is not disclosed in that prospectus which the Company reasonably believes should be disclosed therein under applicable law and which the Company desires to keep confidential for business purposes or (ii) the Company determines that a particular disclosure so determined to be required to be disclosed therein be premature or would adversely affect the Company or its business or prospects. The Company will use its commercially reasonable efforts to ensure that the use of the Registration Statement may be resumed as soon as practicable.

5.3              Costs and Expenses. The Company shall pay all expenses payable in connection with the preparation, issuance and delivery of certificates for the Shares and any new Warrants, except that if the certificates for the Shares or the new Warrants are to be registered in a name or names of a Person other than the name of the Holder or one of its Affiliates, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Holder at the time of its delivery of the Notice of Exercise or promptly upon receipt of a written request by the Company for payment. The Company shall bear all costs and expenses associated with the registration of the Shares as specified in this Section 5 and the preparation and filing of the Registration Statement, including, without limitation, all printing expenses, legal fees and disbursement of the Company’s outside counsel, commissions, NASDAQ and blue sky registration filing fees and transfer agents’ and registrars’ fees, but not including underwriting commissions or similar charges and legal fees and disbursements of counsel to Holder.

5.4              Covenants.  The Company covenants and agrees that:

(a)                Securities Filings; Rules 144 & 144A.  The Company will use commercially reasonable efforts to (i) file any reports required to be filed by it under the Securities Act, the Exchange Act or the rules and regulations adopted by the Securities and Exchange Commission (the “Commission”) thereunder, (ii) cooperate with the Holder and each holder of Shares in supplying such information concerning the Company as may be necessary for the Holder or holder of Shares to complete and file any information reporting forms currently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of this Warrant or Shares issued upon exercise hereof, and (iii) take such further action as the Holder may reasonably request to the extent required from time to time to enable the Holder to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or 144A under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

(b)               Obtaining of Governmental Approvals and Stock Exchange Listings.  The Company will use commercially reasonable efforts to (i) obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities which may from time to time be required of the Company in order to satisfy its obligations hereunder, and (ii) take all action which may reasonably be necessary so that the Shares issued upon exercise hereof, immediately upon their issuance upon the exercise of this Warrant, will be listed on each securities exchange, if any, on which such Shares are then listed.

(c)                Structural Dilution. In the event the Credit Agreement is no longer in full force and effect, so long as this Warrant remains outstanding the Company shall not permit any of its Subsidiaries to issue, sell, distribute or otherwise grant in any manner (including by assumption) any rights to subscribe for or to purchase, or any warrants or options for the purchase of any equity securities of such Subsidiary or any securities convertible into or exchangeable for such equity securities (or any rights to subscribe for or to purchase, or any warrants or options for the purchase of any such convertible or exchangeable securities), whether or not immediately exercisable or exercisable prior to the Expiration Date or thereafter; provided, however, that the foregoing shall not prohibit the Company from forming a Subsidiary after the Issue Date while the Credit Agreement is in effect if such formation and any Investments in such Subsidiary comply with the terms of the Credit Agreement.

(d)               Ownership Cap. The Company shall not knowingly effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant to the extent that, after giving effect to such exercise, the Holder (together with its Affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the voting Shares outstanding immediately after giving effect to such exercise.  For purposes of the foregoing sentence, the aggregate number of Shares beneficially owned by the Holder and its Affiliates shall include the number of Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude Shares which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder and its Affiliates (including, without limitation, any convertible notes or convertible shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this Section 5.4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Warrant, in determining the number of outstanding Shares, the Holder of this Warrant may rely on the number of outstanding Shares as reflected in the most recent of (i) the Company’s Form 10-K, Form 10-Q or other public filing with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) any other notice by the Company or its transfer agent setting forth the number of Shares outstanding.  Upon the written request of the Holder, the Company shall, within fifteen (15) Business Days, confirm to the Holder the number of Shares then outstanding. Furthermore, upon the written request of the Company, the Holder shall confirm to the Company its then current beneficial ownership with respect to the Company’s Shares.

SECTION 6.      MISCELLANEOUS.

6.1              Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Eastern time, on the Expiration Date and shall be void thereafter.

6.2              Legends. Each certificate evidencing Shares (and each certificate evidencing the securities issued upon conversion of any Shares, if any) shall be imprinted with a customary applicable legend as reasonably determined by the Company, unless, in the written opinion of counsel selected by the Holder (who may be an employee of such Holder), which counsel and opinion shall be reasonably acceptable to the Company, the Shares need no longer be subject to restrictions on resale under the Securities Act, in which event, upon the request of such Holder, the Company shall issue replacement certificates for such Shares that do not bear a legend.

6.3              Compliance with Securities Laws on Transfer. This Warrant and the Shares issued upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except with respect to transfers and assignments to Affiliates of the Holder or otherwise in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).

6.4              Transfer Procedure. After receipt by Initial Holder of the executed Warrant, Initial Holder may transfer all or part of this Warrant to one or more of Initial Holder’s affiliates (each, an “Initial Holder Affiliate”), by execution of an Assignment substantially in the form of Appendix 2. Subject to the provisions of Section 6.3 and upon providing the Company with written notice, Initial Holder, any such Initial Holder Affiliate and any subsequent Holder, may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any other transferee, provided, however, in connection with any such transfer, the Initial Holder Affiliate(s) or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

6.5              Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first (1st) Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 6.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Perceptive Credit Holdings II, LP
51 Astor Place, 10th Floor
New York, NY 10003
Attn: Sandeep Dixit
Email: sandeep@perceptivelife.com

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019
Attn: Mark Wojciechowski
Email: mwojciechowski@mofo.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

ADMA Biologics, Inc.
465 Route 17 South
Ramsey, NJ 07446
Attn: Adam Grossman, President and Chief Executive Officer
Fax: (201) 478-5553
Email: agrossman@admabio.com

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
51 JFK Parkway, Suite 120
Short Hills, NJ 07078
Attn: David C. Schwartz, Esq.
Fax: (973) 520-2575
Email: david.schwartz@dlapiper.com

6.6              Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

6.7              Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees. All other costs and expenses relating to this Warrant or any replacements or supplements shall be payable as provided pursuant to Section 14.03 of the Credit Agreement.

6.8              Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

6.9              Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

6.10          Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

6.11          Business Days. “Business Day” means any day that is not a Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by law to be closed for business.

6.12          Disputes and Other Actions Affecting Shares or this Warrant.  The parties hereto agree as follows:

(a)                Disputes.  In the event of any dispute which arises between the Holder and the Company (including the Board of Directors of the Company) with respect to the calculation of the adjusted Exercise Price or the number of Shares issuable upon exercise that is not resolved by the parties after good faith discussions and efforts to reach resolution, upon the request of the Holder the disputed issue(s) shall be submitted to a firm of independent investment bankers or public accountants of recognized national standing, which (i) shall be chosen by the Company and be reasonably satisfactory to the Holder and (ii) shall be completely independent of the Company (an “Independent Advisor”), for determination, and such determination by the Independent Advisor shall be binding upon the Company and the Holder with respect to this Warrant or any Shares issued in connection herewith, as the case may be, absent manifest error. Costs and expenses of the Independent Advisor shall be shared 50/50 by the Company and the Holder.

(b)               Equitable Equivalent.  In case any event shall occur as to which the provisions of Section 2 above are not strictly applicable but the failure to make any adjustment would not, in the reasonable, good faith opinion of the Holder, fairly protect the rights and benefits of the Holder represented by this Warrant in accordance with the essential intent and principles of Section 2, then, in any such case, at the request of the Holder, the Company shall submit the matter and issues raised by the Holder to an Independent Advisor, which shall give its opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 2, to the extent necessary to preserve, without dilution, the rights and benefits represented by this Warrant.  Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein, if any.  Costs and expenses of the Independent Advisor shall be shared 50/50 by the Company and the Holder.

6.13          No Avoidance. The Company shall not, by way of amendment of its certificate of incorporation or by-laws, by way of contract or other agreement, or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment as if the Holder was a shareholder of the Company entitled to the benefit of fiduciary duties afforded to shareholders under Delaware law.

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IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Common Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

ADMA BIOLOGICS, INC.

By: /s/ Brian Lenz Name: Brian Lenz Title: Executive Vice President, Chief Financial Officer, and Secretary

PERCEPTIVE CREDIT HOLDINGS II, LP

By: Perceptive Credit Opportunities GP, LLC, its general partner

By: /s/ Sandeep Dixit Name: Sandeep Dixit Title: Chief Credit Officer

By: /s/ Sam Chawla Name: Sam Chawla Title: Portfolio Manager

APPENDIX 1

NOTICE OF EXERCISE

1.       The undersigned Holder hereby exercises its right to purchase ___ shares of the Common Stock of ADMA BIOLOGICS, INC. (the “Company”) in accordance with the attached Warrant To Purchase Common Stock, and tenders payment of the aggregate Exercise Price for such shares as follows [circle one]:

☐ Check in the amount of $_____ payable to order of the Company enclosed herewith

☐ Wire transfer of immediately available funds to the Company’s account

☐ Cashless Exercise pursuant to Section 1.2 of the Warrant

☐ Other [Describe] _______________________________________

2.       Please issue a certificate or certificates representing the Shares in the name specified below:

____________________________________________
Holder’s Name

____________________________________________

____________________________________________
(Address)

HOLDER:

By: _________________________
Name: _______________________
Title ________________________
Date:

APPENDIX 2

ASSIGNMENT

For value received, the undersigned hereby sells, assigns and transfers unto

Name: [TRANSFEREE]
Address: ___________________________
Tax ID _____________________________

that certain Warrant to Purchase Common Stock issued by ADMA Biologics, Inc. (the “Company”), on [DATE] (the “Warrant”) together with all rights, title and interest therein.

[HOLDER]

By: _________________________
Name: _______________________
Title ________________________

Date: _______________

By its execution below, and for the benefit of the Company, [TRANSFEREE] makes each of the representations and warranties set forth in Section 4 of the Warrant and agrees to all other provisions of the Warrant as of the date hereof.

[TRANSFEREE]

By: _________________________
Name: _______________________
Title ________________________